                                                                    EXHIBIT 4.13

                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT (this "AGREEMENT") is dated as of June 25, 2003 by and between Trinity Industries, Inc., a Delaware corporation (the "COMPANY"), and TI Investments, LLC, a Delaware limited liability company (the "PURCHASER"). Capitalized terms used herein shall have the meanings ascribed to such terms in Appendix A hereto.

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Purchaser hereby agree as follows:

                                   ARTICLE I

                PURCHASE AND SALE OF CONVERTIBLE PREFERRED STOCK

         Section 1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 600 shares (the "SHARES") of its Convertible Preferred Stock at a purchase price of $100,000.00 per share, for an aggregate purchase price of $60,000,000.00 (the "PURCHASE PRICE").

         Section 1.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, (i) a sufficient number of authorized but unissued shares of Convertible Preferred Stock, having the rights, privileges and preferences as set forth in the Certificate of Designations of the Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS") in the form attached hereto as Exhibit A, to effect the issuance of the Shares and (ii) up to 3,500,000 shares of authorized but unissued shares of Common Stock to effect the issuance of the Underlying Shares.

         Section 1.3 Purchase and Closing. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m. (Dallas time) upon the satisfaction of each of the conditions set forth in Article IV hereof (the "CLOSING DATE").

         Section 1.4 Legends. The certificates representing the Shares and the Underlying Shares shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND A VOTING AGREEMENT SET FORTH IN A CERTAIN PURCHASE AGREEMENT DATED AS OF JUNE 25, 2003, AS AMENDED FROM TIME TO TIME, BETWEEN THE COMPANY AND THE HOLDER. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY."

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

         (a) Organization, Good Standing and Power. The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect.

         (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

         (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of June 23, 2003 are set forth on
Schedule 2.1(c) hereto. All of the outstanding shares of the Company's capital stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement, the Commission Documents, the Commission Filings or on Schedule 2.1(c) hereto, as of June 23, 2003, no shares of capital stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement, the Commission Documents, the Commission Filings or on Schedule 2.1(c) hereto, as of the date hereof, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as disclosed in the Commission Documents, the Commission Filings or on Schedule 2.1(c) hereto, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. Except as disclosed in the Commission Documents or the Commission Filings, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have or would reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION") and the Company's Bylaws as in effect on the date hereof (the "BYLAWS").

         (d) Issuance of Shares. The Shares have been duly authorized by all necessary corporate action and, when issued and paid for by the Purchaser in accordance with the terms hereof, the Shares will be duly and validly issued, fully paid and nonassessable. The Company has on the date hereof and will, at all times while the Shares are outstanding, maintain a reserve of up to 3,500,000 duly authorized shares of Common Stock for use in the performance of its conversion, redemption, dividend payment and other obligations under this Agreement and the Certificate of Designations. When issued to the Purchaser in accordance with the Certificate of Designations, the Underlying Shares will be duly authorized, validly issued, fully paid and nonassessable.

         (e) No Conflicts. Except as set forth on Schedule 2.1(e), the execution and delivery of this Agreement, the issuance of any of the Shares and the consummation of the transactions contemplated hereby by the Company, will not
(i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Certificate of Incorporation or Bylaws, or (B) any provision of any material indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have or would not reasonably be expected to result in a Material Adverse Effect.

         (f) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Company's knowledge, threatened against the Company that questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as disclosed in the Commission Documents, the Commission Filings or Schedule 2.1(f) hereto, there is no action, suit, claim, investigation or proceeding pending or, to the Company's knowledge, threatened against or involving the Company or any Subsidiary, or any of their respective properties or assets which, if adversely determined, would have or would reasonably be expected to result in a Material Adverse Effect.

         (g) Public Documents. The Company has furnished the Purchaser with copies of the Company's Annual Report on Form 10-K for fiscal year ended December 31, 2002 (the "FORM 10-K") filed with the Commission and its Form 10-Q for the quarterly period ended March 31, 2003 (the "FORM 10-Q") and its current reports on Form 8-K filed on the following dates: March 31, 2003 and May 7, 2003 (collectively, the "FORM 8-KS," and together with the Form 10-K and the Form 10-Q, the "PUBLIC DOCUMENTS"). The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (h) No Material Liabilities or Obligations. Subsequent to the last date as of which information is given in the Public Documents, except as contemplated herein, the Company has not incurred any liabilities or obligations, direct or contingent, that would have or would reasonably be expected to result in a Material Adverse Effect, or entered into any material transactions not in the ordinary course of business.

         (i) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the filings set forth in Section 3.1, (ii) applicable blue sky filings, (iii) the consents listed in Schedule 2.1(i) hereto, and (iv) in all other cases where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration would not have or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

         (j) Certain Fees. Except as set forth on Schedule 2.1(j) hereto, neither the Company nor any of its Affiliates or Subsidiaries have incurred or become liable for any brokerage commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement. The Company agrees to indemnify the Purchaser against any claims against the Purchaser for brokerage fees or commissions payable to any broker or finder retained by or on behalf of the Company or any of its Affiliates or Subsidiaries in connection with the defense of any action brought to collect any brokerage fees or commissions by any such broker or finder.

         (k) Registration Statement. The Registration Statement was declared effective by the Commission on July 29, 2002, and the Company has not received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The Registration Statement (including the information or documents incorporated by reference therein), as of the time it was declared effective, and any amendments or supplements thereto, each as of the time of filing, conformed in all material respects to the requirements of the Securities Act and the published rules and regulations of the Commission and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and on the Closing Date the Registration Statement and the Prospectus and Prospectus Supplement will conform in all material respects to the requirements of the Securities Act and the published rules and regulations of the Commission, and neither of such documents will include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The offer and sale of the Shares, and the offer of the Underlying Shares deemed to be made by virtue of the Shares, are covered by the Registration Statement.

         Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the
Company:

         (a) Organization, Good Standing and Power. The Purchaser is a limited liability company and has been duly organized and is validly existing and in good standing under the laws of the state of Delaware, with full limited liability company power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect.

         (b) Authorization And Power; Enforcement. The Purchaser has the requisite limited liability company power and authority to enter into, deliver and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Purchaser and consummation by it of the transactions hereby have been duly and validly authorized by necessary limited liability company action, and no further consent or authorization of the Purchaser or its manager, board of directors or members is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

         (c) No Conflicts. The execution and delivery of this Agreement, the acquisition of any of the Shares and the consummation of the transactions contemplated by this Agreement by the Purchaser, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of Purchaser's organizational documents, or (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Purchaser.

         (d) Information. The Purchaser has received and carefully reviewed copies of the Public Documents and has access to the Commission Documents. The Purchaser understands that no federal, state, local or foreign governmental body or regulatory authority has made any finding or determination relating to the fairness of an investment in any of the Shares and that no federal, state, local or foreign governmental body or regulatory authority has recommended or endorsed, or will recommend or endorse, any investment in any of the Shares. The Purchaser, in making the decision to purchase the Shares, has relied upon independent investigation made by it and its advisors, if any, and has not relied on any information or representations made by third parties or by the Company or its officers, directors, employees, agents, accountants or attorneys. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

         (e) Compliance with Laws. The Purchaser shall comply with all applicable federal and state securities laws, rules and regulations in connection with the sale of the Shares purchased by the Purchaser hereunder.

         (f) Certain Fees. Except as set forth on Schedule 2.2(f) hereto, neither the Purchaser nor any of its Affiliates or Subsidiaries have incurred or become liable for any brokerage commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement. The Purchaser agrees to indemnify the Company against any claims against the Company for brokerage fees or commissions payable to any broker or finder retained by or on behalf of the Purchaser or any of its Affiliates or Subsidiaries in connection with the defense of any action brought to collect any brokerage fees or commissions by any such broker or finder.


         (g) Non-Public Information. Neither the Purchaser nor any of its Affiliates, officers or agents will solicit any material non-public information from the Company.

         (h) Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to, or for sale in connection with, any distribution of the Shares or the Underlying Shares or any part thereof, nor with the intention of distributing or reselling the same. The Purchaser has no agreement or arrangement with the Company or with any third party for the sale or disposition of the Shares or Underlying Shares to be purchased pursuant to this Agreement.

         (i) Trading Activities. The Purchaser covenants with the Company as follows: The Purchaser's trading and distribution activities with respect to the Shares and the Underlying Shares will be in compliance with all applicable state and federal securities laws, rules and regulations (including, without limitation, Regulation M promulgated under the Securities Act) and the rules and regulations of the New York Stock Exchange. Neither the Purchaser nor any of its affiliates (as that term is defined in Rule 405 promulgated under the Securities
Act) has taken, nor will any of them take, directly or indirectly, any action designed to cause or that would result in, or which constitutes or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock to facilitate the purchase, sale or resale of the Common Stock or the Shares.

         (j) Passive Investor. For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, it is the intention of the Purchaser to acquire the Shares and, upon conversion, redemption or the payment of dividends thereon, the Underlying Shares, solely for the purpose of investment (within the meaning of 16 C.F.R. Section 801.1(i)(1)), and the Purchaser has no intention of participating in or influencing the formulation, determination, or direction of the basic business decisions of the Company. After the issuance of the Shares, the Purchaser will not Beneficially Own ten percent (10%) or more of the Common Stock.

                                  ARTICLE III

                                   COVENANTS

         Section 3.1 Certain Securities Laws Disclosures; Publicity.


         (a) The Company shall: (i) on the Closing Date issue a press release acceptable to the Purchaser disclosing the transactions contemplated hereby,
(ii) within two (2) days after the Closing Date file with the Commission a Report on Form 8-K disclosing the transactions contemplated hereby, (iii) within two (2) days after the Closing Date file with the Commission a prospectus supplement (the "PROSPECTUS SUPPLEMENT") to the base prospectus included in the Registration Statement effecting the registration under the Registration Statement of (A) Convertible Preferred Stock in an amount equal to or in excess of the number of Shares issuable under this Agreement and (B) Common Stock in an amount up to 3,500,000 shares of Common Stock issuable upon the conversion or redemption of the Convertible Preferred or issuable in connection with the payment of dividends on the Convertible Preferred Stock and (iv) (A) in the time and manner required by the New York Stock Exchange and any such other exchange, market or quotation facility on which the Common Stock is traded, prepare and file with the New York Stock Exchange (or such other national securities exchange, market or trading or quotation facility on which the Common Stock is then traded) a supplemental listing application covering the Underlying Shares,
(B) provide to the Purchaser evidence of such filing, and (C) use its reasonable best efforts to maintain the listing of its Common Stock thereon (or such other exchange where the Common Stock is then listed). The Company shall, no less than two Business Days prior to the filing of any disclosure required by clauses (ii) and (iii) above, provide a copy thereof to the Purchaser for its review and comment. The Company and the Purchaser shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications regarding such transactions without the prior written consent of the other, except if such disclosure is required by law or stock market or trading facility regulation, in which such case the disclosing party shall promptly provide the other party with prior notice of such public statement, filing or other communication.

         (b) If the number of shares of Common Stock set forth in subparagraph
(a)(iii)(B) above registered under the Registration Statement is not sufficient to cover the conversion of the Shares, the redemption of the Shares and/or the payment of dividends on the Shares, then the Company shall use its reasonable best efforts to register such additional shares of the Common Stock or register the resale of such additional shares of Common Stock, as soon as necessary prior to the issuance of such additional shares, to cover any such conversion, redemption or dividend payment. The Company shall not have the right to elect to redeem the Shares with shares of Common Stock pursuant to Section 7 of the Certificate of Designations unless the Company has a sufficient number of shares of Common Stock to cover such redemption either registered or registered for resale under the Securities Act prior to such redemption.

         Section 3.2 Restrictions on Trading. The Purchaser hereby covenants and agrees that from the Closing until the fifth (5th) day thereafter, neither the Purchaser nor any of its agents, representatives, Affiliates, associates or any other Person acting in concert with or under the control or direction of Purchaser will, directly or indirectly, (i) purchase or cause to be purchased or otherwise acquire or make any proposal to offer or agree to acquire, enter into any option to acquire, or become or agree to become the Beneficial Owner of or obtain any rights in respect of, any Securities, by purchase, conversion, exchange or exercise of any Securities pursuant to their terms, or take any action in furtherance thereof, or (ii) engage in any trading of or other transactions involving any Securities, including, but not limited to, transactions involving (A) any sales, puts, calls and/or short sales covering the Securities or any other derivative instruments of the Securities, (B) any options to sell, assignments, transfers of beneficial interests in, pledges, hypothecations or other dispositions or encumbrances involving the Securities and/or (C) holding or maintaining any short and/or long positions in the Securities.

         Section 3.3 Voting. From and after the Closing, each Holder and its Affiliates shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed to be present, at all properly called meetings of stockholders of the Company of which such Holder and its Affiliates have notice so that all Voting Securities (including the Shares and the Underlying Shares) Beneficially Owned by such Holder and its Affiliates shall be counted for purposes of determining the presence of a quorum at such meetings. Except as otherwise expressly permitted by this Agreement or the Certificate of Designations, at all stockholder meetings after the Closing at which Voting Securities Beneficially Owned by any Holder and its Affiliates are entitled to vote, any such Holder and its Affiliates shall vote all Voting Securities Beneficially Owned by such Holder and its Affiliates in accordance with the recommendation or direction of the board of directors of the Company, including, without limitation (i) in all elections of directors of the Company and (ii) on all other matters submitted for stockholder approval that are supported by the board of directors of the Company. Notwithstanding the foregoing, the terms and provisions of this Section 3.3 shall expire and be of no further force or effect
(a) with respect to any Shares or Underlying Shares Beneficially Owned by the Purchaser, on the sixty-six (66) month anniversary of the Closing Date, (b) with respect to any Shares Beneficially Owned by any Holder other than the Purchaser, on the sixty-six (66) month anniversary of the Closing Date, and (c) with respect to any Underlying Shares Beneficially Owned by any Holder other than the Purchaser, on the earlier of: (1) the sixty-six (66) month anniversary of the Closing Date and (2) the date that such Holder becomes the Beneficial Owner of such Underlying Shares pursuant to an Open Market Sale.

         Section 3.4 Limitation on Percentage Owned/Standstill. From and after the Closing Date until the sixty-six (66) month anniversary of the Closing Date, without the prior written approval of the board of directors of the Company, neither (a) the Purchaser and its Affiliates, nor (b) each other Holder who Beneficially Owns Shares and/or Underlying Shares (unless such Underlying Shares were acquired in an Open Market Sale) and such Holder's Affiliates may at any time collectively be the Beneficial Owner of more than ten percent (10%) in the aggregate of the Company's Common Stock.

         Section 3.5 Transfer Restrictions. No Holder shall sell, assign, transfer, pledge, hypothecate, encumber, grant any option with respect to or otherwise dispose of any interest in (or enter into any agreement or understanding with respect to the foregoing) ("TRANSFER"), directly or indirectly, any of the Shares or Underlying Shares unless, prior to the Transfer of any of such Shares or Underlying Shares, as applicable, the proposed transferee or purchaser ("NEW HOLDER") executes and delivers to the Company a written document in the form attached hereto as Exhibit B (the "ADDENDUM AGREEMENT"). By executing the Addendum Agreement, the New Holder (and his or her spouse, if applicable) consents and agrees to be bound by the terms and conditions of this Agreement, and this Agreement shall be binding upon and inure to the benefit of such New Holder's heirs, legatees, devisees and legal representatives. Upon execution of the Addendum Agreement by the New Holder and the Company, the New Holder (and his or her spouse, if applicable) shall become a "Holder" (and a spouse of a Holder, if applicable) for all purposes of this Agreement, as if an original party to this Agreement. Notwithstanding the foregoing, a Holder may, without compliance with the terms and provisions of this Section 3.5, Transfer (i) any Underlying Shares to a third Person pursuant to an Open Market Sale or (ii) any Shares or Underlying Shares after the sixty-six (66) month anniversary of the Closing Date.

         Section 3.6 Financial Statements; Information Right. Whether or not required by the rules and regulations of the Commission, for so long as twenty percent (20%) of the shares of Convertible Preferred Stock outstanding on the Initial Issue Date (after giving effect to the issuance of all shares of Convertible Preferred Stock issued on the Initial Issue Date) is outstanding, the Corporation shall furnish, as soon as reasonably practicable (but not before the time established by the Commission for the filing of such information or reports), to the holders of Convertible Preferred Stock (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports; provided, however, that the Company shall have no obligation to furnish such financial statements or reports to the holders of Convertible Preferred Stock if such financial statements or reports have been filed with the Commission.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

         Section 4.1 Conditions Precedent to the Obligation of the Company to Close. The obligation of the Company to consummate the transactions contemplated by this Agreement, is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

         (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

         (b) Registration Statement. There shall be no stop order suspending the effectiveness of the Registration Statement registering the offer and sale of the Shares and the Underlying Shares.

         (c) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

         (d) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         (e) No Suspension, Etc. Trading in the Common Stock shall not have been suspended by the Commission or the New York Stock Exchange (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing).

         (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

         (g) The Purchaser shall have delivered to the Company the following:

             (i) the Purchase Price in cash by wire transfer or such other form of payment as shall be agreed to by the Company;

             (ii) an executed copy of this Agreement;

             (iii) a certificate of the Secretary of the Purchaser, in form and substance satisfactory to the Company, certifying as follows:

                  (1) that attached to the certificate is a true and complete copy of the certificate of formation (or similar organizational document) of the Purchaser;

                  (2) that attached to the certificate are true and complete copies of the resolutions of the board of directors, managers and/or members of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

                  (3) the names and true signatures of the officers of the Purchaser signing this Agreement and any other documents to be delivered in connection with this Agreement; and

             (iv) such other documents as the Company shall reasonably request.

         Section 4.2 Conditions Precedent to the Obligation of the Purchaser to Close. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

         (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

         (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

         (c) Registration Statement. There shall be no stop order suspending the effectiveness of the Registration Statement registering the offer and sale of the Shares and the Underlying Shares.

         (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         (e) No Suspension, Etc. Trading in the Common Stock shall not have been suspended by the Commission or the New York Stock Exchange (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing).

         (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

         (g) The Company shall have delivered to the Purchaser the following:

             (i) One or more certificates evidencing the Shares;

             (ii) an executed copy of this Agreement;

             (iii) a legal opinion of inside counsel of the Company or Haynes and Boone, LLP in the form attached hereto as Exhibit C;

             (iv) a certificate of the Secretary of the Company, in form and substance satisfactory to the Purchaser, certifying as follows:

                  (1) that the Certificate of Designations authorizing the Convertible Preferred Stock has been duly filed in the office of the Secretary of State of the State of Delaware, and that attached to the certificate is a true and complete copy of the Certificate of Incorporation and the Certificate of Designations;

                  (2) that attached to the certificate is a true copy of the Bylaws;

                  (3) that attached to the certificate are true and complete copies of the resolutions of the board of directors of the Company or its pricing committee authorizing the execution, delivery and performance of this Agreement and the Certificate of Designations and the consummation of the transactions contemplated hereby and thereby; and

                  (4) the names and true signatures of the officers of the Company signing this Agreement, the Certificate of Designations and any other documents to be delivered in connection with this Agreement; and

             (v) proof of due filing with the Secretary of State of the State of Delaware of the Certificate of Designations authorizing the Convertible Preferred Stock.

                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.1 Specific Enforcement; Consent to Jurisdiction.

         (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

         (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of Texas for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this
Section 5.1(b) shall affect or limit any right to serve process in any other manner permitted by law.

         Section 5.2 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), in the case of a provision requiring the observance by the Company, only by a writing signed by the holders of a majority of the Convertible Preferred Stock then outstanding, and in the case of a provision requiring the observance by any Holder, only by a writing signed by the Company, and any such waiver shall be binding on all parties hereto. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. No term or provision of this Agreement may be amended or supplemented by any party hereto except pursuant to a writing executed by the Company and the holders of a majority of the Convertible Preferred Stock then outstanding; provided that no amendment shall be effected to impact a holder of Convertible Preferred Stock in a disproportionately adverse fashion without the consent of such individual holder of Convertible Preferred Stock.

         Section 5.3 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. Any notice to be given hereunder of a material breach of this Agreement shall be delivered by facsimile and overnight courier and shall be effective upon the later to be received. The addresses for such communications shall be:

           If to the Company:   Trinity Industries, Inc.
                                2525 Stemmons Freeway
                                Dallas, Texas 75207-2401
                                Attention:  S. Theis Rice,
                                            Vice President - Legal Affairs
                                Fax No.:  (214) 589-8824

           With copies to:      Haynes and Boone, LLP
                                901 Main Street
                                Suite 3100
                                Dallas, Texas 75202
                                Attention:  Michael M. Boone
                                Fax: (214) 651-5940

           If to the Purchaser: TI Investments, LLC
                                2550 Middle Road, Suite 603
                                Bettendorf, Iowa  52722
                                Attention:  David L. Widener
                                Fax:  (563) 359-1926

           With copies to:      Warren W. Garden, P.C.
                                500 Crescent Court, Suite 270
                                Dallas, Texas  75201
                                Attention:  Warren W. Garden
                                Fax:  (214) 871-5426

         Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

         Section 5.4 Survival. The representations and warranties of the parties to this Agreement shall survive after the Closing Date and shall remain in effect until the first anniversary of the Closing Date. The agreements and covenants of the parties contained in this Agreement shall survive until such agreements and covenants expire, are fulfilled or are waived in accordance with their terms.

         Section 5.5 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

         Section 5.6 Successors and Assigns. Neither the Company nor the Holders may assign this Agreement to any Person without, in the case of assignment by the Company, the prior consent of the holders of a majority of the Convertible Preferred Stock then outstanding, and in the case of assignment by the Holders, the prior consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

         Section 5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the choice of law provisions.

         Section 5.8 Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

         Section 5.9 Fees and Expenses. Each of the Company and the Purchaser shall pay its respective fees and expenses related to the transactions contemplated by this Agreement; except that the Company shall pay, as soon as practicable after the Purchaser requests in writing, all reasonable accountable expenses incurred by the Purchaser of up to $35,000 in the aggregate in connection with the preparation, negotiation, execution and delivery of this Agreement.

         Section 5.10 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

         Section 5.11 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

         Section 5.12 Interpretation. As used in this Agreement, (i) the term "INCLUDES" and the word "INCLUDING" and words of similar import shall be deemed to be followed by the words "WITHOUT LIMITATION"; (ii) "CONTROL" (including its correlative meanings, "CONTROLLED by" and "UNDER COMMON CONTROL WITH") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other interests, by contract or otherwise; (iii) references to "KNOWLEDGE" in this Agreement, or words of similar import, shall mean the actual knowledge of each Person named in Schedule 5.12(a) (where used herein with respect to the Company); (iv) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (v) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;
(vi) the terms "HEREOF," "HEREIN," and "HEREWITH" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, subsection, paragraph, Schedule and Exhibit references are to the Articles, Sections, subsections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; and (vii) the word "OR" shall not be exclusive.


                                   * * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

                                      TRINITY INDUSTRIES, INC.


                                      By:       /s/ TIMOTHY R. WALLACE
                                                --------------------------------
                                                Timothy R. Wallace,
                                                Chairman, President and
                                                Chief Executive Officer



                                      TI INVESTMENTS, LLC


                                      By:       /s/ DAVID L. WIDENER
                                                --------------------------------
                                                David L. Widener,
                                                President

                                   APPENDIX A

                                  Definitions.



         (a) "ADDENDUM AGREEMENT" shall have the meaning assigned to such term in Section 3.5 hereof.

         (b) "AFFILIATE" means any person or entity that, directly or indirectly, controls or is controlled by or under common control with, another person or entity. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any person or entity, means the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         (c) "AGREEMENT" shall have the meaning assigned to such term in the preamble hereof.

         (d) "BENEFICIAL OWNER" shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether or not such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "BENEFICIALLY OWN" and "BENEFICIALLY OWNED" shall have a corresponding meaning.

         (e) "BLOCK PURCHASER" means any purchaser involved in a block sale, such purchaser's Affiliates and any Beneficial Owner group of which such purchaser may be a member.

         (f) "BUSINESS DAY" means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

         (g) "BYLAWS" shall have the meaning assigned to such term in Section 2.1(c) hereof.

         (h) "CERTIFICATE OF DESIGNATIONS" shall have the meaning assigned to such term in Section 1.2 hereof.

         (i) "CERTIFICATE OF INCORPORATION" shall have the meaning assigned to such term in Section 2.1(c) hereof.

         (j) "CLOSING" shall have the meaning assigned to such term in Section
1.3 hereof.

         (k) "CLOSING DATE" shall have the meaning assigned to such term in
Section 1.3 hereof.

         (l) "COMMISSION" shall mean the Securities and Exchange Commission.

         (m) "COMMISSION DOCUMENTS" shall mean the Public Documents and all other reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and including all filings made by the Company after the date hereof pursuant to the Exchange Act.

         (n) "COMMISSION FILINGS" means the Registration Statement and any other filings made by the Company relating thereto pursuant to the Securities Act, including all other filings made by the Company after the date hereof pursuant to the Securities Act.

         (o) "COMMON STOCK" shall mean the Company's common stock, $1.00 par value per share.

         (p) "COMPANY" shall have the meaning assigned to such term in the preamble hereof.

         (q) "CONVERTIBLE PREFERRED STOCK" shall mean the Company's Series B Redeemable Convertible Preferred Stock, no par value.

         (r) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

         (s) "FORM 8-K" shall have the meaning assigned to such term in Section 2.1(g) hereof.

         (t) "FORM 10-K" shall have the meaning assigned to such term in Section
2.1 (g) hereof.

         (u) "FORM 10-Q" shall have the meaning assigned to such term in Section 2.1(g) hereof.

         (v) "HOLDER" means the Purchaser and any subsequent holder or holders of the Convertible Preferred Stock or the Underlying Shares.

         (w) "INITIAL ISSUE DATE" means the date that shares of Convertible Preferred Stock are first issued by the Corporation.

         (x) "MATERIAL ADVERSE EFFECT" shall mean any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its Subsidiaries, taken as a whole.

         (y) "NEW HOLDER" shall have the meaning assigned to such term in
Section 3.5.

         (z) "OPEN MARKET SALE" shall mean (i) any bona fide open market "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker," as such term is defined in
Section 3(a)(38) of the Exchange Act, in each case where the Person selling the Securities shall not (A) solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction, or
(B) make any payment in connection with the offer or sale of the Securities to any Person other than the broker who executes an order to sell the securities and (ii) any "block sales" effected through brokers or investment banking firms; provided that no Block Purchaser purchases more than 500,000 shares of Common Stock (as adjusted for stock dividends, stock splits, recapitalizations and similar transactions) in any given week from the Purchaser.

         (aa) "PERSON" shall mean an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         (bb) "PROSPECTUS" shall mean the prospectus in the form included in the Registration Statement, as supplemented by any prospectus supplement.

         (cc) "PROSPECTUS SUPPLEMENT" shall have the meaning assigned to such term in Section 3.1(a) hereof.

         (dd) "PUBLIC DOCUMENTS" shall have the meaning assigned to such term in
Section 2.1(g) hereof.

         (ee) "PURCHASE PRICE" shall have the meaning assigned to such term in
Section 1.1 hereof.

         (ff) "PURCHASER" shall have the meaning assigned to such term in the preamble hereof.

         (gg) "REGISTRATION STATEMENT" shall mean the registration statement on Form S-3, Commission File Number 333-96921 under the Securities Act, filed with the Commission covering the registration of the Shares and the Underlying Shares, as such Registration Statement may be amended from time to time.

         (hh) "SECURITIES" shall mean any and all shares of Common Stock, preferred stock, any other class or series of capital stock, debt security, partnership interest, member's interest or other equity or debt interest of the Company or its Subsidiaries and any securities convertible into or exchangeable for, or any options, warrants, contractual rights or other rights of any kind to acquire or dispose of any shares of Common Stock, preferred stock, any other class or series of capital stock, debt security, partnership interest, member's interest or other equity or debt interest of the Company or its Subsidiaries.

         (ii) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         (jj) "SHARES" shall have the meaning set forth in Section 1.1 hereof.

         (kk) "SUBSIDIARY" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

         (ll) "TRANSFER" shall have the meaning set forth in Section 3.5 hereof.

         (mm) "UNDERLYING SHARES" shall mean the Common Stock issuable upon conversion of the Shares, redemption of the Shares or the payment of dividends on the Shares.

         (nn) "VOTING SECURITIES" shall mean any voting securities, or options, warrants, contractual rights or other rights of any kind to acquire or vote any voting securities, of the Company.